Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, July 31, 2012 4:30 P.M. CDT

A. H. Belo Corporation Announces Second Quarter 2012 Net Income

DALLAS – A. H. Belo Corporation (NYSE: AHC) today reported net income of $0.01 per share for the second quarter of 2012 compared to a net loss of $0.32 per share in the second quarter of 2011. Second quarter 2012 net income includes $1.9 million of increased depreciation on certain production and technology assets.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) with pension expense added back, was $11.6 million in the second quarter of 2012, an increase of 14 percent compared to the prior year period.

As of June 30, 2012, cash and cash equivalents were $41.2 million, and the Company had no borrowings under its bank credit facility.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Second quarter total revenue decreased 5 percent compared to the prior year, an improvement of almost two percentage points in the rate of decline compared to the first quarter. Year-over-year rates of decline in advertising revenue improved in Dallas and Riverside during the second quarter as well. Second quarter preprint revenue increased in Dallas compared to the prior year quarter due to strength in the food and beverage, furniture and department store categories.

“While we think advertising revenue volatility may continue for the remainder of the year, we expect to achieve our prior full-year 2012 Adjusted EBITDA target of $37 million to $41 million with prudent expense management.”

Second Quarter Results

Total revenue was $109.1 million in the second quarter of 2012, a decrease of 5 percent compared to the prior year period.

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A. H. Belo Corporation Announces Second Quarter 2012 Net Income

July 31, 2012

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Advertising revenue, including print and digital revenues, decreased 8 percent, with the smallest percentage decrease at The Press-Enterprise followed by The Dallas Morning News and The Providence Journal. Display advertising revenue decreased 15 percent to $21.5 million, and preprint revenue decreased 1 percent to $20.3 million. Classified revenue decreased 13 percent to $13.6 million. Digital revenue increased 1 percent to $8.8 million. When the impact of a revenue allocation discontinued in 2012 is excluded, digital revenue increased 8 percent. Digital automotive revenue increased 16 percent year-over-year.

In the third quarter of 2011, The Dallas Morning News discontinued the niche publication Quick. When Quick’s advertising revenue in the second quarter of 2011 is excluded, advertising revenue from ongoing niche publications increased 5 percent in the second quarter of 2012. Advertising revenue from niche publications is a component of the display, preprint, classified and digital revenue figures presented above.

Circulation revenue decreased 3 percent to $33.8 million in the second quarter of 2012 compared to the prior year period as single copy sales declined in Dallas in part due to the impact of the Dallas Mavericks’ championship in 2011. Excluding $0.9 million of circulation revenue resulting from The Providence Journal’s transition from a carrier to a distributor circulation model in 2011, total circulation revenue decreased 6 percent to $32.9 million.

Printing and distribution revenue increased 15 percent to $11.2 million in the second quarter of 2012 due primarily to the impact of new contracts at The Providence Journal and The Press-Enterprise.

Excluding the effect of pension expense in both periods, operating expense in the second quarter was $108.2 million, a 5 percent decrease compared to the prior year period as headcount related expenses, newsprint and advertising expenses all decreased. Second quarter severance and related expenses totaled $0.3 million.

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A. H. Belo Corporation Announces Second Quarter 2012 Net Income

July 31, 2012

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The Company’s newsprint expense in the second quarter was $10.1 million, a decrease of 8 percent compared to the prior year period. Newsprint consumption dropped 4 percent to 16,206 metric tons. Compared to the prior year period, newsprint cost per metric ton dropped 4 percent, and the average purchase price per metric ton for newsprint decreased 1 percent.

Excluding the effect of pension expense in both periods, second quarter corporate and non-operating unit expenses were $5.3 million, a decrease of 9 percent compared to the prior year period.

Capital expenditures totaled $2.3 million in the second quarter. The Company anticipates full-year 2012 capital expenditures of approximately $10 million.

As of June 30, 2012, A. H. Belo had approximately 2,100 full-time equivalent employees, a decrease of approximately 9 percent compared to the prior year period.

Pension Plans

At the start of the second quarter, the Company voluntarily contributed $10 million to its defined benefit pension plans – reducing the Company’s 2012 required contribution by $1.2 million. Provided aggregate discount rates stabilize and investment performance meets or exceeds expectations, the Company does not anticipate making further voluntary contributions to its pension plans in 2012 or 2013.

Through the end of July, the Company has made required contributions totaling approximately $18 million in 2012. The Company expects to make this year’s final contribution of $4.6 million in October.

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A. H. Belo Corporation Announces Second Quarter 2012 Net Income

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Real Estate

In June 2012, the Company sold a real estate property in Southern California, generating pre-tax net proceeds of approximately $2.4 million and a small gain.

In July 2012, The Providence Journal and the City of Providence entered into a consent judgment related to past tax assessments of The Providence Journal’s real estate by the City. Under this judgment, The Providence Journal received a $2.5 million credit which The Providence Journal intends to apply against future cash property tax payments.

Acquisition

On July 16, 2012, The Dallas Morning News announced its acquisition of Pegasus News, an online news and information business serving Dallas/Fort Worth, from PanLocal Media, LLC. Pegasus News extends The Morning News’ audience reach and strengthens The Morning News’ ability to provide the latest and most relevant information about places to visit, events, music and restaurants.

Dallas Initiatives

In February 2012, the Company announced its plan to invest approximately $3 million this year into 508 Digital, a new division at The Dallas Morning News that provides digital marketing solutions for underserved small and medium-sized businesses. Currently, the Company expects to invest almost $4 million into 508 Digital this year and projects revenue of up to $1.5 million. The difference in ramp-up speed does not affect the Company’s long-term financial expectations for 508 Digital.

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A. H. Belo Corporation Announces Second Quarter 2012 Net Income

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The Company’s plan to invest approximately $4 million into brand advertising and targeted marketing campaigns at The Dallas Morning News during 2012 has also developed at a slower-than-expected pace. Current estimates are for The Morning News to spend $2.0 million to $2.5 million on these marketing campaigns during 2012.

Non-GAAP Financial Measures

Reconciliations of net income (loss) to EBITDA and Adjusted EBITDA are included as exhibits to this release.

Conference Call

A. H. Belo will conduct a conference call on Wednesday, August 1 at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-288-8960 (USA) or 612-332-0107 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from approximately 11:00 a.m. CDT on August 1 until 11:59 p.m. CDT on August 8, 2012. The access code for the replay is 253983.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes

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A. H. Belo Corporation Announces Second Quarter 2012 Net Income

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The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes niche publications targeting specific audiences, and its investments and/or partnerships include Classified Ventures, owner of Cars.com, and the Yahoo! Newspaper Consortium. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts (unaudited)	2012	2011	2012	2011
Net operating revenues
Advertising	$64,173	$69,869	$124,250	$137,805
Circulation	33,757	34,899	68,412	69,950
Printing and distribution	11,213	9,718	21,315	18,906

Total net operating revenues	109,143	114,486	213,977	226,661

Operating costs and expenses
Salaries, wages and employee benefits	42,623	48,099	88,628	98,594
Other production, distribution and operating costs	41,525	43,228	82,221	88,879
Newsprint, ink and other supplies	15,371	15,071	29,343	29,573
Depreciation	8,348	8,256	15,461	15,839
Amortization	1,310	1,310	2,620	2,620
Pension plan withdrawal	—	1,988	—	1,988

Total operating costs and expenses	109,177	117,952	218,273	237,493

Loss from operations	(34)	(3,466)	(4,296)	(10,832)

Other (expense) income, net
Other income, net	921	446	1,828	1,711
Interest expense	(242)	(172)	(378)	(378)

Total other (expense) income, net	679	274	1,450	1,333

Earnings
Income (loss) before income taxes	645	(3,192)	(2,846)	(9,499)
Income tax expense	383	3,630	785	4,049

Net income (loss)	$262	$(6,822)	$(3,631)	$(13,548)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.32)	$(0.17)	$(0.63)

Average shares outstanding:
Basic	22,793	21,512	21,795	21,448
Diluted	22,916	21,512	21,795	21,448

A. H. Belo Corporation

Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2012	2011
Assets
Current assets
Cash and cash equivalents	$41,239	$57,440
Accounts receivable, net	38,757	50,533
Other current assets	20,890	20,225

Total current assets	100,886	128,198

Property, plant and equipment, net	151,957	163,418
Intangible assets, net	38,913	41,532
Other assets	11,768	11,940

Total assets	$303,524	$345,088

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,777	$18,062
Accrued expenses	25,139	30,167
Advance subscription payments	22,026	22,491

Total current liabilities	59,942	70,720

Pension liabilities	121,958	145,980
Other liabilities	5,405	6,909
Total shareholders’ equity	116,219	121,479

Total liabilities and shareholders’ equity	$303,524	$345,088

A. H. Belo Corporation

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
In thousands (unaudited)	2012	2011	2012	2011
AS REPORTED
Net income (loss)	$262	$(6,822)	$(3,631)	$(13,548)
Addback:
Depreciation and amortization	9,658	9,566	18,081	18,459
Interest expense	242	172	378	378
Income tax expense	383	3,630	785	4,049

EBITDA (1)	10,545	6,546	15,613	9,338

Addback:
Pension expense	1,012	3,630	2,048	5,315

Adjusted EBITDA (1)	$11,557	$10,176	$17,661	$14,653

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses, as applicable, to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company's financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.